UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Allegheny Technologies Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Annual Meeting of Stockholders

May 1, 2015

Supplemental Information regarding

Item 2 – Approval of the Company’s 2015 Incentive Plan

April 14, 2015

Dear ATI Stockholder:

This material is filed as a clarification of the number of shares requested in the authorization of the 2015 Incentive Plan.

ATI requests that you vote FOR the approval of the 2015 Incentive Plan (Item 2).

ATI is requesting approval of a total of 3,500,000 shares to be authorized under the 2015 Incentive Plan. The Company does not contemplate any rollover of shares remaining from the 2007 Incentive Plan in addition to the 3,500,000 shares requested. As we state on pages 29 and 31 of the Proxy Statement, the 2007 Incentive Plan will be terminated immediately upon the adoption of the 2015 Incentive Plan. When we state on page 31 of the Proxy Statement that any remaining shares available under the 2007 Incentive Plan will be added to the 2015 Incentive Plan’s share pool, those remaining shares are already included in the total 3,500,000 shares requested. (See Section 4.1 of the 2015 Incentive Plan.) The total number of shares to be authorized under the 2015 Incentive Plan, assuming its adoption on May 1, 2015, will be 3,500,000.

For analysis purposes as of the record date:

New shares requested (A)	3,500,000

Available shares remaining (B)	0

Unvested/Unexercised granted shares	2,296,354 (includes grants made on February 25, 2015)

New + Available (A+B)	3,500,000

New + Available + Outstanding (A+B+C)	5,796,354

Further, the Company has not and will not grant any additional share awards between the record date and the Annual Meeting of Stockholders on May 1, 2015 and, if the 2015 Incentive Plan is adopted, the 2007 Incentive Plan will be terminated and no further grants will be made thereunder. In short, the request is that the stockholders approve the issuance on or after May 1, 2015 of up to 3,500,000 shares under the 2015 Incentive Plan, all inclusive.